Exhibit 99

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FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
January 30, 2014	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 4Q 2013 EPS OF $1.33, A 71% INCREASE FROM 4Q 2012; AND

FULL YEAR 2013 EPS OF $5.06, A 56% INCREASE FROM 2012

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $12.1 million, or $1.33 per diluted common share for the fourth quarter of 2013 compared to $14.2 million, or $1.54 per diluted common share for the third quarter of 2013, and $7.6 million, or $0.78 per diluted common share for the fourth quarter of 2012. The fourth quarter 2013 EPS represents a 71% improvement from prior-year levels.

Net income for the full year of 2013 was $46.9 million, up 50% from $31.3 million for the full year of 2012. Earnings per share were $5.06 per diluted common share for 2013, 56% greater than the $3.25 per diluted common share reported for the full year 2012.

Highlights for the fourth quarter of 2013:

•	Return on assets (ROA) reached 1.09% and return on tangible common equity (ROTCE) was 14.5%.

•	Total net loans grew $93.9 million or 13% (annualized) from third quarter level. All loan categories increased during the fourth quarter.

•	Net interest income increased to $34.5 million in the fourth quarter of 2013, $1.1 million, or 14% (annualized) above net income recorded for the third quarter of 2013. The net interest margin increased 7 basis points to 3.68% from 3.61% in the third quarter of 2013.

•	Core noninterest income(o) increased $501,000, or 3% (not annualized), from third quarter 2013 levels reflecting improvement across most business segments.

•	Major credit quality statistics showed continued improvement during the quarter, including nonperforming assets, classified and criticized loan ratios, delinquency, and net charge offs.

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Notable items:

•	WSFS realized $660,000, or $0.05 per diluted common share (after tax) in net gains on securities sales, compared to $306,000, or $0.02 per diluted common share (after tax), in the third quarter of 2013 and $3.6 million, or $0.26 per diluted common share (after tax), in the fourth quarter 2012.

•	WSFS recorded $525,000, or $0.04 per diluted common share (after tax) in expenses related to corporate development activities. These were largely professional fees related to the Array Financial Group / Arrow Land Transfer Company acquisition (“Array” and “Arrow”) which closed during the third quarter of 2013, the pending merger of First Wyoming Financial Corp (“First Wyoming”) announced during the fourth quarter of 2013, and activities related to calling and consolidating of the equity tranche of a 2002 reverse mortgage trust transaction. This compares to $193,000, or $0.01 per share, of corporate development costs during the third quarter of 2013.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We finished 2013 with another strong quarter, with momentum accelerating in key operating areas as we ended the year. Earnings per share improved 56% over full year 2012 and 71% from fourth quarter 2012 levels. Our ROA was 1.07% for the full year and 1.09% in the fourth quarter. Further, 2013 represents our best year for both net income and ROA since 2007.

“This success was driven by fundamental growth in almost every aspect of our franchise, including improvement in net interest income and fee income, improvement in credit costs, careful expense management, as well as the benefits from prudent acquisitions of businesses and special assets.

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“With respect to those corporate development activities, the fourth quarter of 2013 marks the first full quarter of results that include contributions of nearby Pennsylvania-based Array and Arrow to the revenues from our mortgage banking business as well a full quarter’s benefit from our call and consolidation of the reverse mortgage loans. In addition, during the quarter we announced our agreement to combine with the First National Bank of Wyoming (DE). We look forward to increasing our presence in Kent County, achieving the #2 ranking in market share for deposits, further strengthening our retail, commercial and small business teams and adding important relationships to our banking franchise. Excluding transaction costs, we expect each of these activities to be meaningfully accretive during their first year of operation.

“Our fourth quarter and full year 2013 results reflect a significant step towards our goal of becoming a sustainably high-performing company. Our prior investments in Associates, infrastructure, products and businesses, combined with our strategy of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners’ is key to the progress we have made and will continue to be key in achieving that goal. We look forward to continuing our growth and improvement in performance in 2014.”

Fourth Quarter 2013 Discussion of Financial Results

Net interest margin continues to expand

The net interest margin for the fourth quarter of 2013 was 3.68%, a 7 basis point increase from 3.61% reported for the third quarter of 2013. Net interest income for the fourth quarter of 2013 was $34.5 million, a $1.1 million, or 14% (annualized) improvement from the third quarter of 2013. Compared to the fourth quarter of 2012, the net interest margin increased a significant 29 basis points and net interest income increased $3.0 million or 10%.

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The third and fourth quarter of 2013 benefited from consolidation of the reverse mortgage trust late in the third quarter of 2013. The reverse mortgage loans had a positive net impact of $1.2 million on net interest income in the fourth quarter, or 9 basis points in margin, compared to $514,000, or 5 basis points in margin in the third quarter of 2013. The Company expects meaningful reverse mortgage income to continue in future periods; however, this income may vary significantly from period to period depending on the timing of cash flows and collateral valuations. Aside from the benefit of the reverse mortgages, the increase in margin from prior quarters was also due to franchise loan growth and continued prudent balance sheet management.

Loan portfolio grew at a strong 13% annualized rate

Total net loans were $2.9 billion at December 31, 2013, an increase of $93.9 million, or 13% (annualized) compared to the prior quarter-end. The growth was in all categories with significant increases in Commercial & Industrial (C&I) loans of $53.2 million, or 14% (annualized), and Consumer loans of $14.2 million, or 20% (annualized).

Total net loans at December 31, 2013 increased $199.8 million, or 7%, compared to December 31, 2012. The year-over-year increase includes $121.4 million, or 8%, growth in C&I loans and a $93.1 million, or 15%, increase in Commercial Real Estate (CRE) loans.

The following table summarizes loan balances and composition at December 31, 2013 compared to prior periods.

(Dollars in thousands)	At December 31, 2013		At September 30, 2013		At December 31, 2012
Commercial & industrial	$1,595,888	54%	$1,542,714	54%	$1,474,500	54%
Commercial real estate	718,972	24	707,762	25	625,908	23
Construction	105,460	4	102,119	4	132,879	5

Total commercial loans	2,420,320	82	2,352,595	83	2,233,287	82
Residential mortgage	254,324	9	242,582	9	257,559	9
Consumer	303,067	10	288,854	10	289,750	11
Allowance for loan losses	(41,244)	(1)	(41,431)	(2)	(43,922)	(2)

Net Loans	$2,936,467	100%	$2,842,600	100%	$2,736,674	100%

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Credit Quality metrics improved broadly

Credit quality metrics continued to improve in the fourth quarter of 2013 as significant progress was made toward resolution of larger problem loans with minimal new migration to nonperforming assets. Nonperforming assets improved $8.7 million from the third quarter of 2013, or 15% (not annualized), to $47.8 million, or 1.06% of assets. In addition, delinquencies (including nonperforming delinquencies) improved $30.6 million, or 58%, to 0.75% of total loans. (The improvement in delinquent loans includes the $19.0 million relationship mentioned as delinquent in the third quarter earnings release which was brought current in December 2013. Still classified a substandard loan, the status of this seasonal business will continue to be evaluated month-to-month.)

For the quarter, net charge-offs declined $554,000 to $1.5 million, and were an annualized 0.20% of loans, reaching the lowest level of quarterly net charge-offs since the second quarter of 2008. The ratio of total classified loans to Tier 1 capital plus allowance for loan losses (‘ALLL’) also improved to 29.69% from 30.75% in the third quarter of 2013.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $2.3 million during the quarter ended December 31, 2013. This was essentially unchanged from the previous quarter, as broad improvement in portfolio credit metrics was offset by higher OREO write downs for assets which are expected to be disposed of in the near term.

The ALLL was essentially unchanged from the third quarter of 2013 at $41.2 million. The ratio of the ALLL to total gross loans decreased slightly to 1.40% at December 31, 2013 from 1.44% at September 30, 2013, due to loan growth, and improved to 133% of nonaccruing loans.

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Customer funding changes reflect continued strength in core deposits and flow of temporary year-end trust accounts

Customer funding was $3.0 billion at December 31, 2013, an increase of $59.5 million, or 2% (not annualized), over levels reported at September 30, 2013. This growth included an increase in core deposits of $122.7 million, or 5% (not annualized), over the same period, which included $115.0 million in temporary trust-related money market deposits. Partially offsetting this increase was a $50.1 million purposeful reduction in higher-cost, generally single-service CDs.

Customer funding decreased $89.6 million, or 3%, from December 31, 2012 balances. This decrease was mainly due to $153.1 million of purposeful reductions in higher-cost CDs and a lower level of temporary trust-related money market deposits of $26.2 million, partially offset by growth in core deposits of $93.2 million or 4%.

Core deposits now represent a robust 84% of total customer funding at December 31, 2013, and no-cost and low-cost demand deposit accounts represent a strong 42% of total customer funding compared to 37% at December 31, 2012.

The following table summarizes customer funding balances and composition at December 31, 2013 compared to prior periods.

(Dollars in thousands)	At December 31, 2013		At September 30, 2013		At December 31, 2012

Noninterest demand	$650,256	21%	$609,115	21%	$631,026	20%
Interest-bearing demand	638,403	21	669,173	22	538,195	17
Savings	383,731	13	378,397	13	389,977	12
Money market	887,715	29	780,753	26	933,901	30

Total core deposits	2,560,105	84	2,437,438	82	2,493,099	79
Customer time	458,110	15	508,161	17	611,223	20

Total customer deposits	3,018,215	99	2,945,599	99	3,104,322	99
Customer sweep accounts	23,710	1	36,807	1	27,218	1

Total customer funding	$3,041,925	100%	$2,982,406	100%	$3,131,540	100%

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Noninterest income growth reflects continued business growth

During the fourth quarter of 2013, the Company earned noninterest income of $19.8 million, a decrease of $2.9 million compared to $22.7 million in the third quarter of 2013. Excluding net securities gains in both periods as well as the one-time reverse mortgage consolidation gain recorded during the third quarter, noninterest income increased $501,000, or 3% (not annualized), when compared to the third quarter of 2013. This growth was primarily the result of a $236,000 increase in mortgage banking revenues, a $164,000 increase in deposit service charges, and a $139,000 increase in loan fee income.

Noninterest income decreased $1.4 million from the same period a year ago. Excluding net securities gains in both periods, noninterest income increased by $1.6 million, or 9% from the same period in 2012. This increase was primarily the result of: growth in investment management and fiduciary revenue, which increased $311,000, or 9%; growth in credit/debit card and ATM income (largely related to the Cash Connect® ATM division), which increased $215,000, or 4%; growth in mortgage banking revenue, which increased $179,000, or 19%, (these revenues include $885,000 from a full quarter of Array/Arrow results); and higher deposit service charges, which increased $111,000, or 2%.

Noninterest expense reflects careful management of operating expenses

Noninterest expense for the fourth quarter of 2013 totaled $34.6 million compared to $32.8 million for the third quarter of 2013, an increase of $1.8 million, or 5%. Included in this increase was $684,000 of additional performance-driven incentive compensation, a $612,000 increase in loan workout and OREO expense; and a $332,000 increase in corporate development related costs (primarily professional fees).

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Noninterest expense for the fourth quarter of 2013 decreased $2.6 million, or 7% from the same period in 2012. Excluding the one-time debt extinguishment costs recorded during the fourth quarter of 2012, noninterest expense increased by $1.1 million, or only 3% when compared to the same period in the prior year, despite significant growth in core revenue, corporate development expenses of $525,000 and increased performance-related incentive expense. In addition, this was the first full quarter of operating results for Array / Arrow, which added $492,000 of noninterest expense.

Selected Business Segments (included in previous results):

Wealth Management division fee revenue grew by 12% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $614 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $8.8 billion in assets under administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Cypress, Christiana and WSFS Investment Group to deliver investment management and fiduciary products and services.

Total wealth management revenue (net interest income, investment management and fiduciary revenue plus other noninterest income generated by the segment) was $7.0 million during the fourth quarter of 2013. This represented an increase of $237,000, or 4% (not annualized), compared to the third quarter of 2013 and an increase of $673,000, or 11%, compared to the fourth quarter of 2012. Fee revenue increased $218,000 compared to the third quarter of 2013 and $440,000, or 12%, compared to the fourth quarter of 2012. This growth reflects the continued expansion of the corporate and personal trust business lines, as well as more extensive jumbo mortgage product

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offerings for Private Banking clients provided by the Array acquisition. Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $4.9 million during the fourth quarter of 2013 compared to $3.6 million during the third quarter of 2013 and $3.4 million during fourth quarter 2012. This increase was mainly due to higher credit costs and increased personnel expenses to support significant growth in the business. The increased credit costs are the result of higher OREO write-downs during the fourth quarter of 2013 on soon-to-be-disposed assets, combined with the impact of net recoveries in both prior comparable periods. Pre-tax income for the Wealth Management division in the fourth quarter of 2013 was $1.9 million compared to $3.1 million in the third quarter 2013 and $2.9 million in the fourth quarter 2012. Excluding credit costs, pre-tax income for the fourth quarter 2013 was $2.4 million compared to $2.8 million in the third quarter 2013 and $1.3 million in the fourth quarter 2012.

Cash Connect growth reflects seasonal growth and new customers and product offerings

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $476 million in vault cash in nearly 15,000 non-bank ATMs nationwide and operates more than 450 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $6.2 million in net revenue (fee income less funding costs) during the fourth quarter of 2013, which was unchanged compared to the third quarter of 2013 and an increase of $880,000, or 17%, compared to the fourth quarter of 2012 due to growth in bailments and additional product and service offerings. Noninterest expenses (including intercompany allocations of expense) were $3.9 million during the fourth quarter of 2013, a decrease of $122,000 compared to the third quarter of 2013, and an increase of $525,000 from the fourth quarter of 2012. Cash Connect® reported pre-tax income of $2.3 million for the fourth quarter of 2013, compared to $2.2 million in the third quarter of 2013, and $1.8 million in the fourth quarter of 2012. The increase in bottom-line results was due to continued fundamental growth in this business line.

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Income taxes

The Company recorded a $6.4 million income tax provision in the fourth quarter of 2013 compared to $7.2 million in the third quarter of 2013 and $4.3 million in the fourth quarter of 2012. The Company’s effective tax rate for the fourth quarter of 2013 was 35%, compared to 34% in the third quarter of 2013, and 36% during the fourth quarter of 2012.

Positive Subsequent Event

As a result of consolidation of the reverse mortgage trust during the third quarter of 2013, a deferred tax asset (“DTA”) was recorded at that time. However, because the reverse mortgage trust was not able to be consolidated for income tax purposes, a full valuation allowance was also recorded at that time on the DTA due to the uncertainty of realizing this benefit. On January 27, 2014, WSFS completed the legal call of the reverse mortgage trust bonds and the redemption of the trust’s preferred shareholders, eliminating this uncertainty since the reverse mortgage trust’s assets have now been combined with the Bank’s for tax purposes. As a result, WSFS has removed the valuation allowance, and recorded a tax benefit of approximately $6.6 million during January 2014. This will positively impact diluted EPS and tangible book value per share by approximately $0.74 in the first quarter 2014 results.

Capital management

The Company’s tangible common equity increased to $344.1 million at December 31, 2013 from $334.4 million at September 30, 2013. Tangible common book value per share was $38.68 at December 31, 2013, a $0.87 increase from $37.81 reported at September 30, 2013. The Company’s tangible common equity to asset ratio increased 10 basis points to 7.69% from 7.59%.

The Company’s total stockholders’ equity increased to $383.1 million at December 31, 2013 from $374.0 million at September 30, 2013, primarily due to earnings in the quarter, partially offset by an unrealized loss in the value of the investment portfolio (interest rate related) and dividends paid.

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At December 31, 2013, WSFS Bank’s Tier 1 leverage ratio of 10.35%, Tier 1 risk-based ratio of 13.16% and total risk-based capital ratio of 14.36%, all increased from the prior quarter and all were substantially in excess of “well-capitalized” regulatory benchmarks.

The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on February 28, 2014, to shareholders of record as of February 14, 2014.

Fourth quarter 2013 earnings release conference call

Management will conduct a conference call to review fourth quarter results at 1:00 p.m. Eastern Time (ET) on January 31, 2014. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until February 8, 2014, by dialing 1-855-859-2056 and using Conference ID 38614537.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.5 billion in assets on its balance sheet and $8.8 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (41), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect® and Array Financial. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customers, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2012 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income:
Interest and fees on loans	$32,871	$32,708	$32,341	$129,138	$130,526
Interest on reverse mortgage loans and securities (n)	1,343	514	279	2,565	655
Interest on mortgage-backed securities	3,270	3,261	4,012	13,237	18,548
Interest and dividends on investment securities	693	546	121	1,692	498
Other interest income	257	87	34	391	60

	38,434	37,116	36,787	147,023	150,287

Interest expense:
Interest on deposits	1,666	1,673	2,449	7,180	13,101
Interest on Federal Home Loan Bank advances	498	482	1,267	1,874	6,252
Interest on trust preferred borrowings	336	339	366	1,342	1,480
Interest on Senior Debt	942	943	943	3,771	1,296
Interest on reverse mortgage bonds payable	161	—	—	161	—
Interest on other borrowings	285	273	264	1,107	1,159

	3,888	3,710	5,289	15,435	23,288

Net interest income	34,546	33,406	31,498	131,588	126,999
Provision for loan losses	1,292	1,969	3,674	7,172	32,053

Net interest income after provision for loan losses	33,254	31,437	27,824	124,416	94,946

Noninterest income:
Credit/debit card and ATM income	6,119	6,374	5,904	24,350	22,935
Deposit service charges	4,571	4,407	4,460	17,208	17,133
Investment management and fiduciary revenue	3,905	3,836	3,594	15,528	13,310
Reverse mortgage consolidation gain	—	3,801	—	3,801	—
Mortgage banking activities, net	1,143	907	964	3,980	2,846
Securities gains, net	660	306	3,628	3,516	21,425
Loan fee income	558	419	537	1,959	2,340
Bank-owned life insurance income	108	74	97	270	1,544
Other income	2,732	2,618	2,011	9,539	5,160

	19,796	22,742	21,195	80,151	86,693

Noninterest expense:
Salaries, benefits and other compensation	17,780	17,648	16,207	70,866	66,047
Occupancy expense	3,317	3,385	3,384	13,486	13,081
Equipment expense	2,332	2,044	1,760	8,322	7,163
Data processing and operations expense	1,633	1,548	1,391	5,924	5,581
FDIC expenses	425	959	1,396	3,492	5,658
Professional fees	1,700	866	1,192	4,412	4,109
Loan workout and OREO expense	1,104	492	1,953	2,536	6,855
Marketing expense	660	643	680	2,428	2,656
Debt extinguishment	—	—	3,662	—	3,662
Other operating expenses	5,647	5,224	5,561	21,463	18,533

	34,598	32,809	37,186	132,929	133,345

Income before taxes	18,452	21,370	11,833	71,638	48,294
Income tax provision	6,378	7,210	4,275	24,756	16,983

Net income	12,074	14,160	7,558	46,882	31,311
Dividends on preferred stock and accretion of discount	—	332	693	1,633	2,770

Net income allocable to common stockholders	$12,074	$13,828	$6,865	$45,249	$28,541

Diluted earnings per share of common stock:
Net income allocable to common stockholders	$1.33	$1.54	$0.78	$5.06	$3.25

Weighted average shares of common stock outstanding for diluted EPS	9,078,228	8,975,826	8,823,702	8,943,246	8,790,319
Performance Ratios:
Return on average assets (a)	1.09%	1.29%	0.70%	1.07%	0.73%
Return on average equity (a)	12.64	14.67	7.18	11.60	7.66
Return on tangible common equity (a) (o)	14.50	16.84	8.48	13.60	9.15
Net interest margin (a)(b)	3.68	3.61	3.39	3.56	3.47
Efficiency ratio (c)	63.13	58.04	70.46	62.42	62.19
Noninterest income as a percentage of total net revenue (b)	36.12	40.23	40.16	37.64	40.43

See “Notes”

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets:
Cash and due from banks	$94,734	$96,021	$93,629
Cash in non-owned ATMs	389,360	406,227	406,627
Investment securities (d)	132,343	125,130	50,203
Other investments	36,201	34,073	31,796
Mortgage-backed securities (d)	684,773	681,796	863,246
Net loans (e)(f)(l)	2,936,467	2,842,600	2,736,674
Reverse mortgage loans and securities	37,327	40,095	6,639
Bank owned life insurance	63,185	63,077	62,915
Other assets	141,373	153,637	123,419

Total assets	$4,515,763	$4,442,656	$4,375,148

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$650,256	$609,115	$631,026
Interest-bearing deposits	2,367,959	2,336,484	2,473,296

Total customer deposits	3,018,215	2,945,599	3,104,322
Brokered deposits	168,727	175,599	170,641

Total deposits	3,186,942	3,121,198	3,274,963

Federal Home Loan Bank advances	638,091	600,435	376,310
Reverse Mortgage bonds payable	21,990	26,340	—
Other borrowings	243,750	274,180	260,956
Other liabilities	41,940	46,552	41,865

Total liabilities	4,132,713	4,068,705	3,954,094

Stockholders’ equity	383,050	373,951	421,054

Total liabilities and stockholders’ equity	$4,515,763	$4,442,656	$4,375,148

Capital Ratios:
Equity to asset ratio	8.48%	8.42%	9.62%
Tangible equity to asset ratio (o)	7.69	7.59	8.93
Tangible common equity to asset ratio (o)	7.69	7.59	7.72
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.35	10.17	9.83
Tier 1 risk-based capital (g) (required: 4.00%; well-capitalized: 6.00%)	13.16	13.05	13.04
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	14.36	14.30	14.29

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$30,950	$38,169	$47,760
Troubled debt restructuring (accruing)	12,332	11,161	10,093
Assets acquired through foreclosure	4,532	7,163	4,622

Total nonperforming assets	$47,814	$56,493	$62,475

Past due loans (h)	$533	$658	$786

Allowance for loan losses	$41,244	$41,431	$43,922
Ratio of nonperforming assets to total assets	1.06%	1.27%	1.43%
Ratio of allowance for loan losses to total gross loans (i)	1.40	1.44	1.58
Ratio of allowance for loan losses to nonaccruing loans	133	109	92
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.20	0.28	0.78
Ratio of year-to-date net charge-offs to average gross loans (a)(e)	0.34	0.39	1.49

15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	December 31, 2013			September 30, 2013			December 31, 2012
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$815,671	$9,700	4.76%	$818,361	$9,877	4.83%	$747,102	$9,391	5.03%
Residential real estate loans (l)	256,418	2,452	3.83	249,476	2,455	3.94	264,867	2,812	4.25
Commercial loans	1,557,022	17,302	4.38	1,525,053	17,023	4.40	1,455,335	16,720	4.51
Consumer loans	297,219	3,417	4.56	287,555	3,353	4.63	285,399	3,418	4.76

Total loans (l)	2,926,330	32,871	4.51	2,880,445	32,708	4.56	2,752,703	32,341	4.71
Mortgage-backed securities (d)	674,586	3,270	1.94	711,659	3,261	1.83	887,947	4,012	1.81
Investment securities (d)	129,577	693	3.16	108,661	546	2.87	53,250	121	1.02
Reverse mortgage loans and securities (n)	39,971	1,343	13.44	3,576	514	57.53	5,690	279	19.58
Other interest-earning assets	33,304	257	3.06	38,054	87	0.91	30,854	34	0.44

Total interest-earning assets	3,803,768	38,434	4.09	3,742,395	37,116	4.01	3,730,444	36,787	3.95

Allowance for loan losses	(41,817)			(42,315)			(46,533)
Cash and due from banks	85,972			80,586			72,612
Cash in non-owned ATMs	387,164			424,125			382,291
Bank owned life insurance	63,115			63,030			62,851
Other noninterest-earning assets	130,857			131,780			113,988

Total assets	$4,429,059			$4,399,601			$4,315,653

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$634,274	$160	0.10%	$563,409	$121	0.09%	$461,841	$89	0.08%
Money market	790,602	292	0.15	764,973	238	0.12	791,411	402	0.20
Savings	383,637	56	0.06	388,132	50	0.05	387,959	71	0.07
Customer time deposits	481,148	1,018	0.84	512,689	1,123	0.87	650,006	1,643	1.01

Total interest-bearing customer deposits	2,289,661	1,526	0.26	2,229,203	1,532	0.27	2,291,217	2,205	0.38
Brokered deposits	174,056	140	0.32	174,690	141	0.32	229,515	244	0.42

Total interest-bearing deposits	2,463,717	1,666	0.27	2,403,893	1,673	0.28	2,520,732	2,449	0.39

FHLB of Pittsburgh advances	611,473	498	0.32	651,993	482	0.29	466,175	1,267	1.06
Trust preferred borrowings	67,011	336	1.96	67,011	339	1.98	67,011	366	2.14
Reverse mortgage bonds payable	25,550	161	2.47	—	—	—	—	—	—
Senior Debt	55,000	942	6.85	55,000	943	6.86	55,000	943	6.71
Other borrowed funds	147,322	285	0.77	133,077	273	0.82	131,303	264	0.80

Total interest-bearing liabilities	3,370,073	3,888	0.46	3,310,974	3,710	0.45	3,240,221	5,289	0.65

Noninterest-bearing demand deposits	638,716			669,807			620,320
Other noninterest-bearing liabilities	38,073			32,756			33,993
Stockholders’ equity	382,197			386,064			421,119

Total liabilities and stockholders’ equity	$4,429,059			$4,399,601			$4,315,653

Excess of interest-earning assets over interest-bearing liabilities	$433,695			$431,421			$490,223

Net interest and dividend income		$34,546			$33,406			$31,498

Interest rate spread
			3.63%			3.56%			3.30%

Net interest margin
			3.68%			3.61%			3.39%

See “Notes”

16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Stock Information:
Market price of common stock:
High	$79.11	$62.78	$43.99	$79.11	$44.00
Low	58.02	53.45	41.12	43.75	35.98
Close	77.53	60.25	42.25	77.53	42.25
Book value per share of common stock	43.06	42.28	47.99
Tangible book value per share of common stock	38.68	37.81	44.19
Tangible common book value per share of common stock (o)	38.68	37.81	38.21
Number of shares of common stock outstanding (000s)	8,895	8,844	8,773
Other Financial Data:
One-year repricing gap to total assets (k)	(3.28)%	(1.57)%	(1.02)%
Weighted average duration of the MBS portfolio	5.3 years	5.8 years	5.0 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(20,822)	$(15,606)	$13,415
Number of Associates (FTEs) (m)	762	776	763
Number of offices (branches, LPO’s, operations centers, etc.)	51	51	51
Number of WSFS owned ATMs	457	454	440

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes summer Associates, when applicable.
(n)	Includes all net interest income from reverse mortgages including net interest income recorded in conjunction with ownership of Class O certificates.
(o)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	December 31,	September 30,	December 31,
	2013	2013	2012
Non-GAAP Reconciliation (o):
Net interest Income (GAAP)	$34,546	$33,406	$31,498
Noninterest Income (GAAP)	19,796	22,742	21,195
Less: Securities gains	(660)	(306)	(3,628)
Less: Reverse mortgage consolidation gain	—	(3,801)	—

Core noninterest income (non-GAAP)	19,136	18,635	17,567

Core net revenue (non-GAAP)	$53,682	$52,041	$49,065

	End of period
	December 31, 2013	September 30, 2013	December 31, 2012
Total assets	$4,515,763	$4,442,656	$4,375,148
Less: Goodwill and other intangible assets	(38,979)	(39,541)	(33,320)

Total tangible assets	$4,476,784	$4,403,115	$4,341,827

Total Stockholders’ equity	$383,050	$373,951	$421,054
Less: Goodwill and other intangible assets	(38,979)	(39,541)	(33,320)

Total tangible equity	344,071	334,410	387,734
Less: Preferred stock	—	—	(52,474)

Total tangible common equity	$344,071	$334,410	$335,260

Calculation of tangible common book value:
Book Value (GAAP)	$43.06	$42.28	$47.99
Tangible book value (non-GAAP)	38.68	37.81	44.19
Tangible common book value (non-GAAP)	38.68	37.81	38.21

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	8.48%	8.42%	9.62%
Tangible equity to asset ratio (non-GAAP)	7.69	7.59	8.93
Tangible common equity to asset ratio (non-GAAP)	7.69	7.59	7.72